Exhibit 99.1

FOR IMMEDIATE RELEASE

April 15, 2020

ART’S WAY MANUFACTURING ANNOUNCES TELECONFERENCE OPTION FOR ANNUAL MEETING OF STOCKHOLDERS

ARMSTRONG, IOWA, April 15, 2020 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), announces today that due to the public health impact of the coronavirus outbreak (Covid-19), the Company is offering its stockholders the ability to attend the 2020 Annual Meeting of the Stockholders remotely, via teleconference. The Company strongly discourages any stockholders from attending the Annual Meeting in person.

The Annual Meeting will be held on Thursday, April 30, 2020 at 9:00 a.m. CDT. To attend the Annual Meeting via teleconference, please call 1-866-895-5510 and enter a passcode of 409589.

If you plan to attend the Annual Meeting via teleconference, please promptly vote your shares by proxy prior to the Annual Meeting. In-person voting at the Annual Meeting will not be available if you attend the Annual Meeting via teleconference. You may vote by proxy over the telephone or the Internet as instructed in the previously-provided proxy statement. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided with such materials. Stockholders who have previously sent in proxies or voted via telephone or internet do not need to take any further action

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s-Way’s business. Art’s-Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information, contact: Carrie Gunnerson, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit our website at www.artsway-mfg.com/